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                                                                      EXHIBIT 99

                             AUDIT COMMITTEE REPORT

In connection with the year ended December 30, 2000, the Audit Committee: (1) reviewed and discussed the audited financial statements for the year ended December 30, 2000 with management; (2) discussed with the independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); and (3) received from the independent auditors, written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the auditors, the auditors' independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

                               The Audit Committee

                                   Mr. Horst R. A. Hansen
                                   Chair

                                   Dr. Michael E. Crusemann
                                   Member

                                   Dr. Peter Muller
                                   Member


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